Exhibit 99.6

                          Secretary's Certification
                      Bravo! Foods International Corp.

      The undersigned, Roy D. Toulan, Jr., Secretary of Bravo! Foods International Corp., a corporation duly organized and existing in accordance with the laws of Delaware, does hereby certify that, on April 22, 2004, a duly called and constituted meeting of the Corporation's Board of Directors was held and, by unanimous vote of the Board of Directors, the following resolutions, inter alia, were passed and adopted:

      WHEREAS: the Corporation recently has engaged in a significant change of its product line, licensing agreements and graphic design components associated with such changes; and

      WHEREAS: Mr. Tim Ransom of the Ransom Group has devoted a substantial amount of his professional and personal time to insure the quality of design for the Corporation's product line changes, at a time when the Corporation could not afford to compensate Mr. Ransom adequately on a monetary basis

      WHEREAS: in an effort to compensate Mr. Ransom for his efforts as discussed herein, the Board of Directors adopts the following resolutions.

      Upon due consideration, it is

      RESOLVED: To direct and authorize the issuance of five year options for 150,000 shares of the Corporation's common stock at an exercise price of $0.25 per shares to Tim Ransom in appreciation of his efforts as discussed herein.

      RESOLVED: That such option and underlying common stock shall be registered under the Securities Act of 1933, through a Form S-8, when issued.

      RESOLVED: To direct and cause the books and records of the Corporation to reflect the issuance of such Common Stock.


      IN WITNESS WHEREOF, I have set my hand and caused the seal of the Corporation to be affixed hereto on this June 9, 2004.


[Corporate Seal]                       s/s Roy D. Toulan, Jr.
                                       -------------------------
                                       Secretary


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